Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated February 28, 2008, relating to the consolidated financial statements of BlackRock, Inc. appearing in the Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2007, which is incorporated by reference in the Annual Report on Form 10-K of The PNC Financial Services Group, Inc. (the “Corporation”) for the year ended December 31, 2007, in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to Form S-4 of the Corporation.
/s/   Deloitte & Touche LLP
New York, New York
April 2, 2008